SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this “Agreement”), dated as of February 6, 2015, is between Jeffrey Moore and his affiliates as listed on the signature page hereof, provided, however, that certain signatories are bound only by section 4 of this Agreement (collectively, the “Proxy Group”) and Sitestar Corporation, a Nevada corporation, and its Board of Directors as listed on the signature page hereof (collectively, the “Company”) (individually, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Proxy Group and the Company are currently involved in a contested proxy contest (the “Proxy Contest”); and

WHEREAS, the Parties mutually desire, pursuant to this Agreement, to settle the Proxy Contest and release each other from any and all claims the Parties may have against each other, and to avoid further costs and legal expenses associated with the Proxy Contest.

NOW THEREFORE, in consideration of the promises and respective mutual agreements herein contained, it is agreed by and between the Parties hereto as follows:

AGREEMENT

1. Settlement Terms. In consideration for this Agreement, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1.1 The Proxy Contest shall be settled upon execution of this Agreement (the “Settlement”).

1.2 The Parties will enter into a Voting Agreement (the “Voting Agreement”) whereby the Parties agree to vote all of their voting shares of the Company via a majority written consent of shareholders in lieu of the Annual Meeting of shareholders for the following nominees:

a. Frank Erhartic, Jr.;

b. Dan Judd;

c. Roger Malouf;

d. Jeffrey Moore;

e. Steven Kiel; and

f. Jeremy Gold.

1.3 The Parties agree that the authorized number of board seats shall be set at six for the coming year so there are no vacancies on the board of directors of the Company.

1.4 The Parties agree that the Company shall call a meeting, and solicit proxies for an Annual Meeting of shareholders not later than June 30, 2016.

1.5 The Parties agree that in the absence of a majority vote at the Board level, Frank Erhartic, Jr. will retain his position as Chief Executive Officer, President, and Secretary and Dan Judd will retain his position as Chief Financial Officer of the Company. (Frank Erhartic, Jr. and Dan Judd may be referred to collectively herein as “Management.”). If the Board decides to terminate the employment of either Mr. Erhartic or Mr. Judd at any point in the future, that individual shall be given one year’s salary as severance pay based on their 2013 salaries listed in the Company’s 2013 Annual Report on Form 10-K/A as filed with the Securities and Exchange Commission (“SEC”) on November 20, 2014, subject to customary limitations to be listed in employment agreements to be prepared and negotiated in good faith. These salaries may not be lowered without the individual’s consent.

1.6 As soon as reasonably practicable after full execution of this Agreement and the Voting Agreement, the Company agrees to engage a financial consultant selected by the Proxy Group. The Company shall compensate the financial consultant at a reasonable rate for a minimum of three months. The financial consultant’s responsibilities will include, but not be limited to, management of the Company’s SEC filing obligations; oversight of the Company’s financial statements; and the implementation of best practices, internal controls and policies and procedures appropriate to the Company’s size.

1.7 The Parties, and each of their respective members, have and will continue to cease and desist from acquiring any additional shares of Company common stock from any source whatsoever, whether on the public market, in private transactions, or otherwise, for a period of 12 months from the date of this Agreement. In the event that the Company issues new shares of common stock, subject to customary cut-backs such as the exercise of already outstanding options and warrants, employee incentive programs, and the like, each Party may maintain their pro-rata ownership stake of the Company. This provision may be waived by written agreement of both Parties.

1.8 The Proxy Group agrees that, within two (2) business days of its execution of this Agreement and the Voting Agreement, it will withdraw its Proxy Statement filed with the SEC.

1.9 The Parties, and each of their respective members, directly or indirectly, alone or jointly or in concert with any other person, have and will continue to cease and desist, unless in any such case specifically approved by the Parties, from: (i) directly or indirectly, soliciting, initiating, assisting, facilitating, promoting or encouraging any shareholders of the Company to vote their shares in any way other than in the spirit of this Settlement; (ii) discussing or negotiating with or providing information relating to the Proxy Contest other than in the spirit of this Settlement; and (iii) soliciting proxies from shareholders of the Company or otherwise attempting to influence the conduct of the shareholders of the Company other than in the spirit of this Settlement for a period of 12 months from the date of this Agreement.

1.10 The Company shall conduct its business in the normal and ordinary course of business and shall use commercially reasonable efforts to preserve the business intact, to retain the services of its present employees, and to preserve the goodwill of its customers and suppliers. In addition, without a majority vote of the board of directors the Company shall not: (i) declare or pay dividends or make any distributions of any kind; (ii) borrow any funds except as reasonably necessary for the ordinary operation of business; or (iii) increase the annual level of compensation of any employee, consultant, or director or grant any bonuses or extraordinary compensation.

1.11 The Company agrees to hold regular board meetings over the next 12 months at intervals not to exceed 35 days, which may be held telephonically. Frank Erhartic, Jr., as President of the Company, shall cast the deciding vote if the Board has a tie vote, subject to the following limitations:

a. The tie affects a board member directly;

b. The tie involves a change to the by-laws or articles of incorporation of the Company; or

c. The tie occurs within 12 months of the date of this Agreement.

If a tie vote involves one or more of the limitations contained in this Section 1.11(a), (b) or (c), the status quo shall prevail.

1.12 Within two (2) business days after full execution of this Agreement and the Voting Agreement, the Company agrees to dismiss with prejudice the lawsuit filed by the Company in Clark County, Nevada, against the Proxy Group.

 1.13 Each of the Company and the Proxy Group will pay for their respective costs incurred pursuant to the Proxy Contest and Settlement, the Letter Agreement executed between the Parties (the “Letter Agreement”), this Agreement, the Voting Agreement, and the transactions contemplated by the Settlement, except that if this Agreement and the Voting Agreement are fully executed and all conditions precedent are met by each member of the Proxy Group and the Settlement occurs, the Company will reimburse the Proxy Group for its actual expenses incurred, subject to reasonable documentation, up to a maximum of $40,000.

2. Representation and Warranties. The Parties, and each of their respective members, hereby make the following representations and warranties to each other, knowing that each Party is relying hereon. These representations and warranties constitute conditions precedent to the Settlement.

2.1 The Company represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is in good standing under the laws of each jurisdiction where it carries on business and where such registration is necessary.

2.2 The Proxy Group, and each of its members, represent and warrant that each of them has all requisite legal power and authority to execute this Agreement and the Voting Agreement and legal right to own and vote all of their shares as contemplated herein.

2.3 The Company represents and warrants that it conducts its business in compliance with all foreign, federal, state, municipal or local securities, competition, licensing, health, safety, labor, environmental and tax laws and all orders, judgments, decrees or other determinations of any governmental authority having jurisdiction over the Company. The Company represents and warrants that the execution and delivery of this Agreement and the Voting Agreement does and will not violate any law or provision of the corporate or organizational documents of the Company.

2.4 The Parties, and each of their members, represent and warrant that execution and delivery of this Agreement and the Voting Agreement and the transactions contemplated hereby, does and will not result in a breach of, a default under or the creation of, or any encumbrance on the Company securities under any agreement or instrument to which any member of the Proxy Group or the Company is a party.

2.5 Each member of the Proxy Group is the owner of the shares of the Company’s stock as indicated in their filings with the SEC as of the date hereof (the “Proxy Group Shares”), and none of the Proxy Group Shares are subject to any security interest, encumbrance, charge, mortgage lien, voting trust or agreement, or proxy, other than as contemplated by this Agreement or the Voting Agreement.

2.6 Except for the litigation initiated by the Company, there are no pending or threatened actions, investigations, or proceedings affecting the Company, the Proxy Group, or the Proxy Group Shares before any court, governmental authority, or arbitrator. If any pending or threatened actions, investigations, or proceedings brought by a Party exist, they have been postponed and shall be voluntarily dismissed with prejudice as provided in this Agreement.

2.7 The Company has no outstanding options or warrants.

3. Conditions Precedent to Settlement. The Parties, and each of their respective members, hereby agree to the following conditions precedent to the Settlement:

3.1 Management, as shareholders, directors, and officers of the Company and each and every member of the Proxy Group shall have executed this Agreement and the Voting Agreement.

3.2 The Proxy Group has obtained and will continue to maintain the approval of all of its members, including any shareholders, board of directors, officers, and managers of any entity members, for the transactions contemplated by the Settlement.

3.3 The Company has obtained and will continue to obtain all applicable governmental, regulatory, stock exchange and contractual approvals to complete the transactions contemplated by the Settlement, including without limitation, any required filings with the SEC and any other regulatory filings or approvals required for the Settlement.

4. General Release. Expressly conditioned upon timely completion of the requirements set forth herein, each Party, and each of their respective members, does hereby release and forever discharge the other Party, and each of its respective members, from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts (express, implied in fact, or implied by law), agreements, promises, liabilities, claims, set offs, rights and claims for indemnity and/or contribution, refunds, overpayments, demands, commissions, damages, losses, costs, or expenses, of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, which each now has or may hereafter have by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any matters that or might have been in any way raised, by complaint, cross-complaint or otherwise and the agreements shall be null and void and of no effect. Notwithstanding the above, or any other provisions of this instrument, this Agreement shall not affect, discharge, or release any claims, known or unknown, which arise from or relate to the rights or obligations of the Parties hereto, whether presently existing or subsequently accruing, with respect to the obligations created by or arising out of the provisions of this Agreement or the Voting Agreement or the transactions contemplated hereby.

5. Waiver. Expressly conditioned upon timely completion of the requirements set forth herein, it is the intention of the Parties in executing this Agreement that it shall include a waiver of any and all claims, including claims which a Party does not know or suspect to exist. The Parties hereby waive any rights to any federal or state statutes or common law principles which may provide similarly as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MIGHT HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE OTHER PARTY.”

Each Party acknowledges that they may have sustained damages, losses, costs or expenses that are presently unknown or unsuspected arising out of, relating to, or otherwise in connection with the Proxy Contest, and that such damages, losses, costs or expenses as may have been sustained may give rise to additional damages, losses, costs or expenses in the future. Nevertheless, each Party acknowledges that this Agreement has been negotiated and agreed upon in light of this situation and expressly waives any and all rights which each may have, including as set forth in this Section 5, or any other state or federal statute or common law principle of similar effect.

6. Attorney Advice. Each of the Parties and their respective members warrant and represent that in executing this Agreement, such Party has relied on legal advice from the attorney of its choice, that the terms of this release and its consequences have been completely read and explained to such Party by that attorney, and that such Party fully understands the terms of this Agreement.

7. Disclosure. Except as and to the extent required by law and to its respective advisors who have the need to know, no Party shall, directly or indirectly, make any public or private statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of the Settlement discussions, the Letter Agreement, this Agreement or the Voting Agreement without the review and approval of the other Party.

8. Disputed Claim. Nothing in this Agreement shall be construed as an admission of any violation of law, rule or regulation, or of any wrongdoing whatsoever by the Parties, or any agent of either Party.

9. Covenant Regarding Assignment. The Parties represent and warrant that they are the sole and lawful owner of all right, title and interest in and to every claim and other matter which each purports to release herein, and that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm, association, corporation or other entity, any right, title or interest in any such claim or other matter. In the event that such representation is false, and any such claim or matter is asserted against any Party hereto (and the successor of such Party) by any party or entity who is the assignee or transferee of such claim or matter, the Party shall fully indemnify, defend and hold harmless the Party against whom such claim or matter is asserted (and its successors) from and against such claim or matter and from all actual costs, demands, fees, expenses, liabilities, and damages which that Party (and its successors) incurs as a result of the assertion of such claim or matter. It is the intention of the Parties that this indemnity does not require payment as a condition precedent to recovery by a Party under this indemnity.

10. Covenant Regarding Authority to Bind Parties. Each Party and each of their respective members executing this Agreement represents and warrants to the other Party that the individual executing this Agreement on behalf of each Party has the power and authority to execute this Agreement and to bind the Party to the terms and conditions of this Agreement by executing this Agreement.

11. Survival of Representations and Warranties. The representations and warranties contained in this Agreement are deemed to and do survive the execution hereof.

12. Modifications. This Agreement may not be amended, canceled, revoked, or otherwise modified except by written agreement signed by both Parties.

13. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements, and understandings related to the subject matter hereof.

14. Severability. In the event that any of the covenants herein contained shall be held unenforceable or declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement and such unenforceable or invalid portion shall be severable from the remainder of this Agreement.

15. Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

16. Construction. This Agreement has been negotiated by the Parties and their respective legal counsel at arm’s length and thus shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

18. Choice of Law. This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of Nevada including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

19. Exclusive Jurisdiction and Venue. The Parties agree that the Courts of the County of Clark, State of Nevada shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

20. Counterparts; Facsimile Signatures. This Agreement may be executed in several counterparts and it shall not be necessary for each Party to execute each of such counterparts, but when all of the Parties have executed and delivered one of such counterparts, the counterparts, when taken together, shall be deemed to constitute one and the same instrument, enforceable against each Party in accordance with its terms. The Parties hereto agree that this Agreement may be executed by facsimile signatures and such signatures shall be deemed originals.

21. Attorneys’ Fees. In the event any Party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing Party in any such proceeding shall be entitled to recover from the losing Party its costs of suit, including reasonable attorneys' fees, as may be fixed by the court.

22. Incorporation of Recitals. The above recitals are incorporated into this Agreement by this reference.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the date first written hereinabove.

SITESTAR CORPORATION,	PROXY GROUP
A Nevada corporation

/s/ Frank Erhartic, Jr.	/s/ Jeffrey Moore
By: Frank Erhartic, Jr.	Jeffrey Moore, an individual
Its: Chief Executive Officer, President,
Secretary, and Director

Frank Erhartic, Jr.	/s/ Steven Kiel
Frank Erhartic, Jr., Chief Executive Officer,	Steven Kiel, an individual
President, Secretary, and Director

/s/ Dan Judd	/s/ Jeremy Gold
Dan Judd, Chief Financial Officer and	Jeremy Gold, an individual
Director
/s/ Jeffrey Moore, attorney in fact for
William T. May, an individual

/s/ Jeffrey Moore, attorney in fact for
Julia H. Moore, an individual

/s/ Jeffrey Moore, attorney in fact for
Jay B. Moore, an individual

M & M Investments

/s/ Jeffrey I. Moore
By: /s/ Jeffrey I. Moore
Its: Presiding Partner

Arquitos Capital Partners, LP

/s/ Steven L. Kiel
By: Steven L. Kiel
Its: Managing Member of GP

Arquitos Capital Management, LLC

/s/ Steven L. Kiel
By: Steven L. Kiel
Its: President

Alesia Asset Management LLC

/s/ Jeremy Gold
By: Jeremy Gold
Its: Managing Member

/s/ Christopher Olin
Christopher Olin, an individual

The Following Execute This Agreement Solely for the Purpose of Being Subject to Section 4 of this Agreement

/s/ Thomas Braziel
Thomas Braziel

/s/ Rodney Lake
Rodney Lake

/s/ Tobias Shute
Tobias Shute

/s/ David Waters
David Waters

/s/ Jeremy Deal
Jeremy Deal